UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 18, 2007

OmniReliant Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-51599	54-2153837
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

4902 Eisenhower Blvd., Suite 185
Tampa, FL 33634
(Address of principal executive offices) (zip code)

(813) 885-5998
(Registrant's telephone number, including area code)

 (Former name or former address, if changed since last report)

Copies to:
Darrin Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

On June 18, 2007, OmniReliant Holdings, Inc. (“the Company”) entered into an Agreement for Acquisition of a Patent Application (the “Agreement”) with Product & Technology Partners LLC (“Seller”). Pursuant to the Agreement, the Company acquired from Seller the rights to a patent-pending self-warming topical pharmaceutical product capable of delivering salicylic acid in a foam suitable for consumer use (the “Product”). In consideration for the Product, the Company agreed to pay Seller in the following manner:

a)
Upon execution of the Agreement, the Company paid Seller (i) an aggregate of Twenty Five Thousand dollars ($25,000) and (ii) issued to the Seller Two Hundred Thousand (200,000) shares of the Company’s common stock .

b)
Following the completion of due diligence (which shall be six months from the date of the Agreement), if the Company is satisfied with the Product and intends to offer Product for sale, the Company shall pay to Seller Twenty Five Thousand dollars ($25,000).

c)
The Company shall also pay Seller installment payments of up to a maximum of Four Hundred Thousand Dollars ($400,000), payable over a period of 4 years beginning six months from the date of the Agreement. If no revenues are generated from the sale of the Product, no installment payments shall be due hereunder.

A copy of the Company’s press release announcing the Agreement is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
10.1	Agreement for Acquisition of a Patent Application
99.1	Press Release, dated June 21, 2007

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OmniReliant Holdings, Inc.

Dated: June 26, 2007	By:	/s/ Christopher Phillips
Name: Christopher Phillips
Title: Interim Chief Executive Officer, Chief Financial Officer